          Auditors' Report to the Shareholders of Filtronic Comtek plc

We have audited the financial statements on pages 10 to 28 which have been prepared under the historical cost convention as modified by the revaluation of certain freehold land and buildings and on the basis of the accounting policies set out on pages 15 and 16. We have also examined the amounts disclosed relating to the emoluments and share options of the directors which form part of the report to shareholders by the remuneration committee on pages 32 to 37.

Respective responsibilities of directors and auditors

As described in the statement on page 8 the company's directors are responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

Basis of opinion

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the group's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

In our opinion the financial statements give a true and fair view of the state of affairs of the company and the group at 31 May 1997 and of the profit of the group for the year then ended and have been properly prepared in accordance with the Companies Act 1985.

Ernst & Young
Chartered Accountants
Registered Auditor
Leeds
4 August 1997

Consolidated Profit and Loss Account
for the year ended 31 May 1997

                                                             1997           1996
                                              Note     (pound)000     (pound)000
Sales                                            1         46,590         33,448
                                                           ---------------------

Operating profit                                 2          4,666          3,376

Net interest payable                             4          (603)          (129)
                                                           ---------------------
Profit on ordinary activities before
  taxation                                                  4,063          3,247

Taxation on profit on ordinary activities        7          1,221            862
                                                           ---------------------

Profit on ordinary activities after taxation                2,842          2,385

Dividends                                        8            552            430
                                                           ---------------------

Profit retained for the year                    20          2,290          1,955
                                                           ---------------------

Earnings per share                               9          6.52p          5.59p

Fully diluted earnings per share                 9          6.28p          5.27p

Dividend per share                               8          1.25p          1.00p

The operating profit arises from continuing operations.

The profit as stated in the consolidated profit and loss account is not materially different to the historical cost profit for the year.

Statement of Total Recognised Gains and Losses for the year ended 31 May 1997

                                                            1997          1996
                                                      (pound)000    (pound)000
Profit on ordinary activities after taxation               2,842         2,385

Currency exchange movement arising on consolidation         (615)          172
                                                           -------------------
Total recognised gains and losses                          2,227         2,557
                                                           -------------------

                                                      Consolidated Balance Sheet
                                                                  at 31 May 1997

                                                              1997         1996
                                                Note    (pound)000   (pound)000

Tangible fixed assets                             10        19,896       17,804
                                                            ------       ------

Current assets

Stocks                                            12         9,103        4,783

Debtors                                           13        12,893        9,016

Cash                                                         1,224          182
                                                            ------       ------
                                                            23,220       13,981

Creditors: amounts falling due within
  one year                                        14        18,541       10,618
                                                            ------       ------
Net current assets                                           4,679        3,363
                                                            ------       ------

Total assets less current liabilities                       24,575       21,167

Creditors: amounts falling due after
  one year                                        15         3,116        2,323
                                                            ------       ------
Net assets                                                  21,459       18,844
                                                            ------       ------

Capital and reserves

Called up share capital                           17         4,419        4,301

Share premium account                             19        10,542        9,720

Revaluation reserve                               19           106          106

Capital reserve                                   19            32           32

Profit and loss account                           20         6,360        4,685
                                                            ------       ------
Equity shareholders, funds                        21        21,459       18,844
                                                            ------       ------

Approved by the Board on 4 August 1997

Professor J D Rhodes OBE FEng FRS

J Samuel FCA

Consolidated Cash Flow Statement
for the year ended 31 May 1997

                                                                          Note     1997         1996
                                                                                (pound)000   (pound)000
Net cash flow from operating activities


Returns on investment and servicing of finance                              A        1,948        1,085
                                                                                ----------   ----------
Interest received                                                                      124          445

Interest paid                                                                         (638)        (516)

Interest element of finance lease payments                                             (89)         (58)
                                                                                ----------   ----------
Net cash flow from returns on investment and servicing of finance                     (603)        (129)
                                                                                ----------   ----------

Tax paid                                                                              (672)        (974)
                                                                                ----------   ----------

Capital expenditure

Purchase of tangible fixed assets                                                   (3,572)     (10,974)

Sale of tangible fixed assets                                                           44           57
                                                                                ----------   ----------
Net cash flow from capital expenditure                                              (3,528)     (10,917)
                                                                                ----------   ----------

Equity dividends paid                                                                 (217)        (638)
                                                                                ----------   ----------

                                                                                ----------   ----------
Net cash flow before financing                                                      (3,072)     (11,573)
                                                                                ----------   ----------

Financing

Issue of shares                                                                        940          280

Financing of existing assets under a finance lease contract                             --          991

Capital element of hire purchase and finance lease payments                           (329)        (151)

Loans taken out                                                                        914        1,487

Loans repaid                                                                          (274)         (42)
                                                                                ----------   ----------
Net cash flow from financing                                                         1,251        2,565
                                                                                ----------   ----------

                                                                                ----------   ----------
Decrease in cash                                                            B       (1,821)      (9,008)
                                                                                ----------   ----------

                                   Notes to the Consolidated Cash Flow Statement
                                                  for the year ended 31 May 1997

A. Reconciliation of operating profit to net cash flow from operating activities
                                                                                     1997        1996
                                                                                  (pound)000  (pound)000
Operating profit                                                                     4,666       3,376
Depreciation                                                                         1,805       1,376
(Profit)/loss on disposal of tangible fixed assets                                     (21)         39
Increase in stocks                                                                  (4,492)       (531)
Increase in debtors                                                                 (4,211)     (3,298)
Increase in creditors                                                                4,201         123
                                                                                   -------     -------
Net cash flow from operating activities                                              1,948       1,085
                                                                                   -------     -------

B. Reconciliation of net cash flow to movement in net debt
                                                                                     1997        1996
                                                                                  (pound)000  (pound)000
Decrease in cash                                                                    (1,821)     (9,008)
Cash flow from debt                                                                   (640)     (1,445)
Cash flow from finance leases                                                          329        (840)
                                                                                   -------     -------
Change in net debt from cash flows                                                  (2,132)    (11,293)
New finance leases                                                                    (834)         --
Currency exchange movement                                                             150          --
                                                                                   -------     -------
Movement in net debt                                                                (2,816)    (11,293)
Opening (net debt)/net funds                                                        (6,827)      4,466
                                                                                   -------     -------
Closing net debt                                                                    (9,643)     (6,827)
                                                                                   -------     -------

C. Analysis of movement in net debt

                                         At                                Currency      At
                                       1 June       Cash       Non-cash    exchange    31 May
                                        1996        flow       movement    movement      1997
                                     (pound)000  (pound)000   (pound)000  (pound)000  (pound)000
Cash                                      182                                            1,224
Bank overdrafts                        (4,311)                                          (7,106)
                                       ------                                           ------
Net cash                               (4,129)     (1,821)         --          68       (5,882)
                                       ------                                           ------
Loans due within one year                 (63)                                            (182)
Loans due after one year               (1,409)                                          (1,852)
                                       ------                                           ------
Total loans                            (1,472)       (640)         --          78       (2,034)

Finance leases due within one year       (312)                                            (463)
Finance leases due after one year        (914)                                          (1,264)
                                       ------                                           ------
Total finance leases                   (1,226)        329        (834)          4       (1,727)
                                       ------                                           ------

                                       ------      ------      ------      ------       ------
Net debt                               (6,827)     (2,132)       (834)        150       (9,643)
                                       ------      ------      ------      ------       ------

Company Balance Sheet
at 31 May 1997

                                                                 1997         1996
                                                       Note   (pound)000   (pound)000
Tangible fixed assets                                   10       4,858        4,776

Investments                                             11      12,095       11,922
                                                                ------       ------
                                                                16,953       16,698
                                                                ------       ------
Current assets

Debtors                                                 13       6,879        4,184

Creditors: amounts falling due within one year          14       7,737        6,483
                                                                ------       ------
Net current liabilities                                           (858)      (2,299)
                                                                ------       ------

Total assets less current liabilities                           16,095       14,399

Creditors: amounts falling due after one year           15          24           23

Net assets                                                      16,071       14,376
                                                                ------       ------

Capital and reserves

Called up share capital                                 17       4,419        4,301

Share premium account                                   19      10,542        9,720

Profit and loss account                                 20       1,110          355
                                                                ------       ------
Equity shareholders, funds                              21      16,071       14,376
                                                                ------       ------


The financial statements on pages 10 to 28 were approved by the Board of directors on 4 August 1997 and signed on its behalf by:

Professor J D Rhodes OBE FEng FRS

J Samuel FCA

                                                             Accounting Policies

Basis of accounting

      The financial statements have been prepared on the historical cost basis of accounting modified for the revaluation of certain freehold land and buildings and in accordance with applicable UK accounting standards.

Consolidation

      The financial statements consolidate the results and net assets of the company and all of its subsidiaries as listed in note 11. The financial statements of overseas subsidiaries are translated at the rate of exchange ruling at the balance sheet date. Currency exchange movements arising on the retranslation of opening net assets and long term intra group loans are taken directly to reserves.

Sales

      Sales represents amounts receivable, excluding value added tax and overseas sales taxes, in respect of goods and services provided in the ordinary course of business.

Foreign currency transactions

      In the United Kingdom, significant sales in foreign currencies are hedged against exchange differences by taking out a foreign currency overdraft for each contract and determining a fixed rate of exchange for that contract ("the contract rate"). This overdraft is matched by a sterling deposit of equal value. In Australia, significant sales in foreign currencies are hedged by forward foreign exchange contracts. Sales and the related debtors at the period end are translated at the relevant contract rate. In the United States of America all sales are in US dollars.

      Purchases in foreign currencies are translated at the rate of exchange ruling at the date of the transaction. Other assets and liabilities at the year end are translated at the rate of exchange applicable at that date. Exchange movements are included in the profit and loss account for the year.

Tangible fixed assets

      Fixed assets are included in the financial statements at cost or valuation less accumulated depreciation.

      Depreciation is provided in order to write off the cost or valuation of tangible fixed assets in equal instalments over their useful lives as follows:

      Freehold buildings      50 years
      Plant and machinery     3-10 years
      Fixtures and fittings   7-10 years
      Motor vehicles          3-5 years

No depreciation is charged in respect of freehold land.

Accounting Policies

Fixed assets held under finance lease agreements

      Where assets are financed by agreements that give rights approximating to ownership, the assets are treated as if they had been purchased outright and the corresponding liability to the finance company is included as an obligation under finance lease agreements.

      Depreciation on financed assets is charged to the profit and loss account in accordance with the accounting policy above.

      Finance payments are treated as consisting of capital and interest elements and the interest is charged to the profit and loss account over the period of the lease.

      All other leases are regarded as 'operating leases' and the relevant annual rentals are charged to the profit and loss account on a straight line basis over the period of the lease.

Research and development expenditure

      Research and development expenditure is written off to the profit and loss account when it is incurred.

Stocks and work in progress

      Stocks and work in progress are stated at the lower of cost and estimated net realisable value. Cost comprises the purchase price of raw materials and components together with direct labour and attributable overheads. Estimated net realisable value is based on the estimated selling price less further costs expected to be incurred to completion and disposal.

Deferred taxation

      Deferred taxation is provided using the liability method in respect of all timing differences which are expected to reverse in the foreseeable future.

Government grants

      Government grants which are related to revenue expenditure are recognised in the profit and loss account so as to match the expenditure to which they relate.

      Capital grants are shown as deferred income and credited to the profit and loss account over the expected useful economic life of the related asset in line with the depreciation policy set out above.

Retirement schemes

      For United Kingdom employees, the company operates a defined benefits retirement scheme for eligible employees including directors. For employees in the United States of America, Filtronic Comtek, Inc. operates a defined contribution plan under section 401(k) of the Internal Revenue Code. For employees in Australia, Filtronic Comtek Pty Limited contributes to a defined contribution superannuation fund. The United Kingdom scheme, which provides defined benefits based on length of pensionable service and pensionable salary at retirement, is administered by trustees. The funds of all the schemes are independent of the group's finances. Contributions to the UK scheme are charged to the profit and loss account so as to spread the costs of pensions over the employees' working lives with the group. Contributions to the other schemes are charged to the profit and loss account as incurred.

                                                Notes to the Financial Statement
                                                  for the year ended 31 May 1997

1. Sales and segment analysis

Class of business

The company's sales and profit before taxation were all derived from its principal activity of the design and manufacture of microwave products for cellular telecommunications systems.

                                                          1997          1996
                                                       (pound)000    (pound)000
Geographical analysis by destination

Sales
United Kingdom                                           13,064          8,763
Europe                                                    9,109          6,851
North America                                            22,395         17,056
Asia Pacific                                              2,022            778
                                                         ------         ------
                                                         46,590         33,448
                                                         ------         ------

Geographical analysis by origin

Sales
United Kingdom                                           23,953         18,493
United States of America                                 20,689         14,489
Australia                                                 1,948            466
                                                         ------         ------
                                                         46,590         33,448
                                                         ------         ------

Profit before taxation
United Kingdom                                            2,322          3,014
United States of America                                  1,294            170
Australia                                                   447             63
                                                         ------         ------
                                                          4,063          3,247
                                                         ------         ------
Net assets
United Kingdom                                           12,967         11,434
United States of America                                  7,880          7,080
Australia                                                   612            330
                                                         ------         ------
                                                         21,459         18,844
                                                         ------         ------

Notes to the Financial Statements
for the year ended 31 May 1997

2. Operating profit

                                                                                        1997        1996
                                                                                     (pound)000  (pound)000
Income
Sales                                                                                   46,590      33,448
Increase in stocks of finished goods and work in progress                                1,007           6
                                                                                      --------    --------
                                                                                        47,597      33,454
                                                                                      --------    --------
Costs
Raw materials and consumables                                                           21,124      14,287
                                                                                      --------    --------
Staff costs:
  Wages and salaries                                                                    10,846       8,335
  Social security costs                                                                    965         755
  Other pension costs                                                                      396         291
                                                                                      --------    --------
                                                                                        12,207       9,381
                                                                                      --------    --------
Depreciation:
  Assets held under finance leases                                                         245         171
  Owned assets                                                                           1,560       1,205
                                                                                      --------    --------
                                                                                         1,805       1,376
                                                                                      --------    --------
Other operating charges                                                                  7,795       5,034
                                                                                      --------    --------
                                                                                      --------    --------
                                                                                        42,931      30,078
                                                                                      --------    --------

                                                                                      --------    --------
Operating profit                                                                         4,666       3,376
                                                                                      --------    --------

3. Profit and loss account items

                                                                                        1997        1996
                                                                                     (pound)000  (pound)000
Operating profit is stated after charging/(crediting):
  Research and development costs                                                         4,204       3,361
  (Profit)/loss on disposal of tangible fixed assets                                       (21)         39
  Auditors' remuneration -- audit fee  -- Ernst & Young                                     34          29
                                       -- Other subsidiary auditors                         --           3
                         -- other fees -- Ernst & Young                                     25          34
                                       -- Other subsidiary auditors                         --           2
Operating lease rentals  -- land and buildings                                              88         183
                         -- other                                                          120          64
                                                                                      --------    --------

                                                Notes to the Financial Statement
                                                  for the year ended 31 May 1997

4. Net interest payable

                                                                                   1997         1996
                                                                                (pound)000   (pound)000
Interest receivable
Bank interest receivable                                                              124          445
                                                                                ---------    ---------
Interest payable
Interest on bank overdrafts                                                           519          445
Interest on other loans                                                               109           56
Finance lease interest                                                                 89           58
Other interest                                                                         10           15
                                                                                ---------    ---------
                                                                                      727          574
                                                                                ---------    ---------
Net interest payable                                                                  603          129
                                                                                ---------    ---------

5. Employees

The monthly average number of people, including executive directors, employed by the group was:

                                                                                   1997         1996
                                                                                  Number       Number
United Kingdom                                                                        309          216
United States of America                                                              244          222
Australia                                                                              17            7
                                                                                ---------    ---------
                                                                                      570          445
                                                                                ---------    ---------

6. Directors' emoluments

Details of directors' emoluments are set out in the report of the remuneration committee on pages 32 to 37.

7. Taxation on profit on ordinary activities

                                                                                   1997         1996
                                                                                (pound)000   (pound)000
Corporation tax                                                                     1,069        1,005
Adjustment to prior year                                                             (101)          --
                                                                                ---------    ---------
                                                                                      968        1,005
Overseas taxation                                                                     253         (143)
                                                                                ---------    ---------
                                                                                    1,221          862
                                                                                ---------    ---------

Comprising:
Current taxation                                                                    1,221        1,027
Deferred taxation                                                                      --         (165)
                                                                                ---------    ---------
                                                                                    1,221          862
                                                                                ---------    ---------

The amount of unprovided deferred taxation for the year was (pound)348,000 (1996 (pound)Nil) (see note 16).

Notes to the Financial Statements
for the year ended 31 May 1997

8. Dividends

                                     1997       1996        1997        1996
                                per share  per share  (pound)000  (pound)000
Interim dividend -- paid            0.25p      0.75p         110         323
Final dividend -- proposed          1.00p      0.25p         442         107
                                   -----      -----        -----       -----
                                    1.25p      1.00p         552         430
                                   -----      -----        -----       -----

9. Earnings per share


                                                            1997        1996
Earnings per share                                         6.52p       5.59p
Fully diluted earnings per share                           6.28p       5.27p
                                                           -----       -----

Earnings per share has been calculated in accordance with Financial Reporting Standard No.3. Accordingly undiluted earnings per share has been calculated on the basis of the weighted average number of shares in issue throughout the period. The fully diluted earnings per share calculation has been calculated on the additional assumptions that all share options have been exercised and that interest has been earned on the amounts received for these shares. The number of shares used in the calculations is as follows:


                                                            1997            1996
                                                          Number          Number

Undiluted                                             43,590,211      42,664,874
Fully diluted                                         51,258,937      50,584,720
                                                      ----------      ----------

The earnings per share is based on (pound)2,842,000 being the profit on ordinary activities after taxation but before dividends for the year ended 31 May 1997 (1996 (pound)2,385,000).

                                               Notes to the Financial Statements
                                                  for the year ended 31 May 1997

10. Tangible fixed assets                      Freehold      Plant &     Fixtures        Motor      Total
                                       land & buildings    machinery   & fittings     vehicles
The Group                                    (pound)000   (pound)000   (pound)000   (pound)000   (pound)000
Cost or valuation
At 1 June 1996                                   10,297        7,477        1,849          456       20,079
Additions                                           290        3,422          649           45        4,406
Disposals                                            --           (8)          (1)         (89)         (98)
Currency exchange movement                         (258)        (181)         (88)          (8)        (535)
                                                 ------       ------        -----          ---       ------
At 31 May 1997                                   10,329       10,710        2,409          404       23,852
                                                 ------       ------        -----          ---       ------
Depreciation
At 1 June 1996                                       19        1,823          237          196        2,275
Charge for the year                                 174        1,270          263           98        1,805
Disposals                                            --           (7)          (1)         (67)         (75)
Currency exchange movement                           --          (33)         (12)          (4)         (49)
                                                 ------       ------        -----          ---       ------
At 31 May 1997                                      193        3,053          487          223        3,956
                                                 ------       ------        -----          ---       ------
Net book value at 31 May 1997                    10,136        7,657        1,922          181       19,896
                                                 ------       ------        -----          ---       ------
Net book value at 31 May 1996                    10,278        5,654        1,612          260       17,804
                                                 ------       ------        -----          ---       ------
Finance leases included in the above:

Net book value at 31 May 1997                        --        1,707           28           74        1,809
                                                 ------       ------        -----          ---       ------
Net book value at 3l May 1996                        --        1,061            3          143        1,207
                                                 ------       ------        -----          ---       ------

The company

Cost
At 1 June 1996                                    4,673           32           --          156        4,861
Additions                                           155           35           12           --          202
Group transfers                                      --           --           --           24           24
Disposals                                            --           --           --          (24)         (24)
                                                 ------       ------        -----          ---       ------
At 31 May 1997                                    4,828           67           12          156        5,063
                                                 ------       ------        -----          ---       ------

Depreciation
At 1 June 1996                                       --            8           --           77           85
Charge for the year                                  82           12            2           37          133
Group transfers                                      --           --           --            6            6
Disposals                                            --           --           --          (19)         (19)
                                                 ------       ------        -----          ---       ------
At 31 May 1997                                       82           20            2          101          205
                                                 ------       ------        -----          ---       ------

Net book value at 31 May 1997                     4,746           47           10           55        4,858
                                                 ------       ------        -----          ---       ------
Net book value at 31 May 1996                     4,673           24           --           79        4,776
                                                 ------       ------        -----          ---       ------

Finance leases included in the above:

Net book value at 31 May 1997                        --           --           --           30           30
                                                 ------       ------        -----          ---       ------
Net book value at 31 May 1996                        --           --           --           39           39
                                                 ------       ------        -----          ---       ------

One of the group's freehold buildings was independently valued in 1994 at (pound)215,000. At the time of valuation the carrying value of this property was (pound)109,000. After depreciation at 2% per annum, the net book value of freehold land and buildings on an historical cost basis would have been (pound)10,033,000 (1996 (pound)10,173,000).

Notes to the Financial Statements
for the year ended 31 May 1997

11. Investments

The company
Interests in subsidiary undertakings


                                                                      (pound)000
Shares at cost
At 1 June 1996                                                           11,922
Additions                                                                   173
                                                                         ------
At 31 May 1997                                                           12,095
                                                                         ------

The additions represent the increased investment in Filtronic Comtek (UK) Limited resulting from the issue of shares in respect of options exercised during the year under the Initial Share Option Scheme.

Interests in subsidiary undertakings

Name of                            Country of       Description of            Proportion  Activity
subsidiary                         incorporation    shares held               held
undertaking                        or registration
Filtronic Comtek (UK) Limited      England & Wales  12.2787p                  100%        Design and manufacture
                                                    ordinary shares                       of microwave products

Filtronic Comtek Research Limited  England & Wales  (pound)1 ordinary shares  100%        Dormant company

Filtronic Comtek (Overseas
Holdings) Limited                  England & Wales  (pound)1 ordinary shares  100%        Holding company

The shares of the following group companies are held by Filtronic Comtek (Overseas Holdings) Limited or its subsidiaries.

Filtronic Comtek Pty Limited       Australia        A$1 ordinary shares       100%        Design and manufacture
                                                                                          of microwave products

Filtronic Comtek Holdings, Inc.    USA              $1 ordinary shares        100%        Holding company

Filtronic Comtek, Inc.             USA              $1 ordinary shares        100%        Design and manufacture
                                                                                          of microwave products

Filtronic Comtek (Barbados),       Barbados         BD$1 ordinary shares      100%        USA foreign sales
Limited                                                                                   corporation

Each subsidiary undertaking operates out of its country of incorporation or registration.

                                               Notes to the Financial Statements
                                                  for the year ended 31 May 1997

12. Stocks


                                               The group
                                           1997        1996
                                     (pound)000  (pound)000

Raw materials                             5,907       2,594
Work in progress                          2,518       1,627
Finished goods                              678         562
                                          -----       -----
                                          9,103       4,783
                                          -----       -----

13. Debtors

                                              The group              The company
                                           1997        1996        1997        1996
                                     (pound)000  (pound)000  (pound)000  (pound)000
Trade debtors                            12,520       8,566          --          --
Amounts due from group companies             --          --       6,751       4,095
Corporation tax                              --         158          --          --
Advance corporation tax recoverable         110          27         110          27
Other taxes                                  --          --           9          51
Prepayments                                 263         265           9          11
                                         ------       -----       -----       -----
                                         12,893       9,016       6,879       4,184
                                         ------       -----       -----       -----

14. Creditors: amounts falling due within one year

                                             The group              The company
                                          1997        1996        1997        1996
                                    (pound)000  (pound)000  (pound)000  (pound)000
Bank overdrafts                          7,106       4,311       7,046       3,043
Loans                                      182          63          --          --
Finance leases                             463         312          13          17
Trade creditors                          6,967       3,700          --          --
Amounts due to group companies              --          --          --       3,140
Corporation tax                          1,404         957          --          --
Advance corporation tax                    138         107         138         107
Other taxation and social security         480         201          --          --
Accruals and deferred income             1,359         860          98          69
Dividend payable                           442         107         442         107
                                        ------      ------       -----       -----
                                        18,541      10,618       7,737       6,483
                                        ------      ------       -----       -----

Notes to the Financial Statements
for the year ended 31 May 1997

15. Creditors: amounts falling due after one year

                                                The group             The company
                                             1997        1996        1997        1996
                                       (pound)000  (pound)000  (pound)000  (pound)000
The following amounts are repayable
by instalments:

Loans: between 1 and 2 years                  193          75          --          --
Loans: between 2 and 5 years                  612         265          --          --
Loans: over 5 years                         1,047       1,069          --          --
                                            -----       -----          --          --
Total loans                                 1,852       1,409          --          --

Finance leases: between 1 and 5 years       1,264         914          24          23
                                            -----       -----          --          --
                                            3,116       2,323          24          23
                                            -----       -----          --          --

One loan of (pound)246,000 bears interest at 6% per annum and is repayable by monthly instalments until 2002. A second loan of (pound)1,204,000 bears interest at 6.82% per annum and is repayable by monthly instalments until 2016. A third loan of (pound)584,000 bears interest at 5% per annum and is repayable by quarterly instalments until 2002.

16. Deferred taxation

                                                       The group                The company
                                                     1997        1996         1997        1996
                                               (pound)000  (pound)000   (pound)000  (pound)000
Full potential liability
Capital allowances in excess of depreciation          600         520          184          --
Other timing differences                               --        (270)          --          --
Revaluation of fixed assets and capital gains          33          35           --          --
                                                      ---         ---          ---          --
                                                      633         285          184          --
                                                      ---         ---          ---          --

No provision has been made for deferred taxation as the directors are of the opinion that no liability will crystallise in the foreseeable future.

                                               Notes to the Financial Statements
                                                  for the year ended 31 May 1997

17. Share capital

                                          1997        1996        1997        1996
                                        Number      Number  (pound)000  (pound)000
Authorised
Ordinary shares of 10p each         60,000,000  60,000,000       6,000       6,000
                                    ----------  ----------       -----       -----
Allotted, called up and fully paid
Ordinary shares of 10p each

Opening share capital               43,010,473  41,978,493       4,301       4,198

Allotted during the year             1,184,132   1,031,980         118         103
                                    ----------  ----------       -----       -----
Closing share capital               44,194,605  43,010,473       4,419       4,301
                                    ----------  ----------       -----       -----

Exercise of options under the Filtronic Comtek (UK) Limited Initial Share Option Scheme ("ISOS"), at an exercise price of 30p per share, resulted in the allotment of 573,840 ordinary shares during the year.

Additionally Panmure Gordon & Co. Limited and NationsBanc Capital Markets, Inc. exercised all their options during the year at an exercise price of 126p. This resulted in the allotment of 488,234 and 122,058 ordinary shares respectively.

18. Share options

The following table shows the total number of options granted by the group under its various option schemes as at 31 May 1997:

           Initial Share                          Executive Share                          Savings Related Share
           Option Scheme                          Option Schemes                              Option Schemes
Number of    Exercise     Exercisable  Number of     Exercise      Exercisable  Number of        Exercise        Exercisable
  Options       Price          Period    Options        Price           Period    Options           Price             Period
5,014,060         30p      1/10/1994-  2,410,000         105p      18/10/1997-    683,129            120p          1/1/2000-
                            31/5/2001                      to        30/4/2007                         to           1/4/2004
                                                         505p                                        339p

Options held under the ISOS relate to shares in Filtronic Comtek (UK) Limited which, subject to the rules of that scheme, are acquired by the company in consideration of the allotment of shares in the company.

The table above shows the ISOS options set out as if such conversion into shares in the company had taken place. Further details of the rules of the ISOS can be found in the report of the remuneration committee on pages 32 to 37.

The Executive Share Option Schemes and Savings Related Share Option Schemes are in respect of the ordinary shares of 10p each in the company and are available for all eligible employees. The ability to exercise Executive Share Options is conditional upon the company achieving growth in earnings per share of 5% more than the increase in the Retail Prices Index for each of the three financial years following the grant of the option. The remuneration committee may vary this performance target if it considers that such a target no longer represents a fair measure of performance. All Savings Related Share Options were granted at a discount of 20% to the average market price ruling for the three days prior to the date of invitation. The total number of options disclosed above under Executive Share Option Schemes includes 1,240,000 options which have been granted to three executives in the USA and Australia subject to approval by shareholders at the annual general meeting. Further details of this proposal are set out in the directors' report on pages 5 to 7.

Notes to the Financial Statements
for the year ended 31 May 1997

19. Reserves


                         The group and
                           the company             The group
                         Share premium    Revaluation      Capital
                               account        reserve      reserve
                            (pound)000     (pound)000   (pound)000

At 1 June 1996                   9,720            106           32
Issue of shares                    823             --           --
Issue costs                         (1)            --           --
                                ------            ---           --
At 31 May 1997                  10,542            106           32
                                ------            ---           --

As a result of the allotment of shares under the ISOS, an amount of (pound)115,000 was credited to the share premium account being 573,840 ordinary shares of 10p each at 20p premium.

Additionally the allotment of shares to Panmure Gordon & Co. Limited and NationsBanc Capital Markets, Inc. following the exercise of their options resulted in an amount of (pound)708,000 being credited to the share premium account, being 610,292 ordinary shares of 10p each at 116p premium.

20. Profit and loss account


                                                        The group   The company
                                                       (pound)000    (pound)000

At 1 June 1996                                              4,685           355
Profit retained for the year                                2,290           755
Currency exchange movement arising on consolidation          (615)           --
                                                            -----         -----
At 31 May 1997                                              6,360         1,110
                                                            -----         -----

Of the profit on ordinary activities after taxation for the year, (pound)1,307,000 (1996 (pound)783,000) is dealt with in the profit and loss account of Filtronic Comtek plc. A profit and loss account for the company alone has not been presented in accordance with the exemptions allowed under S230 of the Companies Act 1985.

21. Reconciliation of movements in shareholders' funds

                                                       The group               The company
                                                    1997        1996         1997         1996
                                              (pound)000  (pound)000   (pound)000   (pound)000
Profit on ordinary activities after taxation       2,842       2,385        1,307          783
Dividends                                           (552)       (430)        (552)        (430)
                                                  ------      ------       ------       ------
Profit retained for the year                       2,290       1,955          755          353
Currency exchange movement arising on
 consolidation                                     (615)         172           --           --
Issue of share capital                               940         280          940          280
                                                  ------      ------       ------       ------
Movement in shareholders' funds                    2,615       2,407        1,695          633
Opening shareholders' funds                       18,844      16,437       14,376       13,743
                                                  ------      ------       ------       ------
Closing shareholders' funds                       21,459      18,844       16,071       14,376
                                                  ------      ------       ------       ------

                                               Notes to the Financial Statements
                                                  for the year ended 31 May 1997

22. Financial commitments

At 31 May 1997 the group and the company had the following annual commitments under non-cancellable operating leases expiring:

                                                The group              The company
                                             1997         1996        1997         1996
                                       (pound)000   (pound)000  (pound)000   (pound)000
Property
In the second to fifth year inclusive         108           84          --           --
                                              ---          ---          --           --
Other
In the second to fifth year inclusive         117           74           6            9
                                              ---          ---          --           --

23. Capital commitments                         The group              The company
                                             1997         1996        1997         1996
                                       (pound)000   (pound)000  (pound)000   (pound)000
Capital expenditure contracted
for but not provided in the
financial statements                          168          102          56           56
                                              ---          ---          --           --

24. Pension schemes

For United Kingdom employees, the company operates a funded pension scheme providing benefits based on final pensionable pay. The assets of the scheme are held in a separate trustee fund administered by professional investment managers. Contributions to the scheme are charged to the profit and loss account so as to spread the cost of pensions over employees' working lives with the company. The contributions are determined by a qualified actuary on the basis of biennial valuations using the projected unit method and are met in the ratio of two thirds by the company and one third by the employee. The most recent valuation was at 1 July 1996. The assumptions which have the most significant effect on the results of the valuation are those relating to the rate of return on investments and the rates of increase in salaries. It was assumed that the investment returns and future salary increases would be 9% per annum and 7% per annum respectively. It was further assumed that pension increases would be in accordance with the scheme rules. Future dividend increases in the existing assets were assumed at 4.5% per annum.

The net pension cost for the year was (pound)300,000 (1996 (pound)221,000). The net pension cost allowed for a surplus variation to be amortised over the working lifetimes of the active members.

The variation was calculated to be (pound)7,000 and this will be adjusted in line with future salaries.

The most recent actuarial valuation showed that the market value of the scheme's assets was (pound)1,761,000 and that the actuarial value of those assets represented 107% of the benefits that had accrued to members after allowing for expected future increases in earnings. In accordance with the actuary's recommendations, contributions to the scheme will remain at 15% of pensionable salaries, two thirds of which is payable by the company. The valuation was carried out prior to the statement by the Chancellor of the Exchequer on 2 July 1997 when he announced the abolition of tax credits on dividends received by pension funds. No account has been taken of the changes in funding rates which may be required as a consequence of that statement.

For employees in the United States of America, Filtronic Comtek, Inc. contributes to a defined contribution plan under section 401(k) of the Internal Revenue Code. Filtronic Comtek, Inc. is required to contribute an amount equal to 50% of each participant's contribution to the plan, subject to statutory limitations and may at its discretion make additional matching contributions on behalf of participants. The net pension cost for the year was (pound)72,000 (1996 (pound)51,000).

For employees in Australia, Filtronic Comtek Pty Limited contributes 6% of employees' basic salary into a defined contribution superannuation fund operated by an independent insurance company. The net pension cost for the year was (pound)16,000 (1996 (pound)12,000).

Notes to the Financial Statements
for the year ended 31 May 1997

25. Contingent liabilities

At 31 May 1997 the group had no contingent liabilities. The company has given guarantees in respect of bank borrowings and certain leasing arrangements of its UK subsidiary undertakings. The contingent liability at 31 May 1997 in respect of these guarantees amounted to (pound)1,867,000 (1996 (pound)63,000).

26. Transactions involving directors

Filtronic Components Limited, a wholly owned subsidiary of Filtronic Limited, a company which is controlled by Professor J D Rhodes, has a licence to occupy 675 square feet of office accommodation from Filtronic Comtek, Inc.'s premises at Merrimack, New Hampshire, USA. The licence is on an arms length basis and is terminable upon six months' notice by either party. The fee payable by Filtronic Components Limited is (pound)4,000 per annum. Other transactions involving the purchase of materials and the supply of services to and from Filtronic Components Limited occurred in the ordinary course of business during the year as follows:


                                                                      (pound)000
Sale of goods and services                                                    29
Purchase of goods and services                                                27

The balances outstanding with Filtronic Components Limited at 31 May 1997 were:


                                                                      (pound)000
Amount owed by Filtronic Components Limited                                    5
Amount owed to Filtronic Components Limited                                    3

On 17 October 1994, pursuant to the reorganisation of the Filtronic Limited group of companies on 30 June 1994, the company entered into a licence agreement with Filtronic Limited whereby that company granted the company a worldwide royalty free irrevocable exclusive licence over certain intellectual property for use in the non-military mobile communications and wireless local loop network markets. The same licence is a sole but non-exclusive licence for other non-military markets. The agreement involved the company granting to Filtronic Limited certain reciprocal licences in respect of the military market.

Additionally, the company has the benefit of mutual restrictive covenants contained in the licence by which Filtronic Limited has agreed that for the period from 17 October 1994 to the longer of two years or when Professor J D Rhodes ceases to be a director of both the company and Filtronic Limited it will not directly or indirectly compete in the company's non-military mobile communications or wireless local loop network markets and the company has agreed that for the period from 17 October 1994 to the longer of two years or when Professor J D Rhodes ceases to be a director of both the company and Filtronic Limited it will not directly or indirectly compete in the military market.

                                        Auditors' Report to Filtronic Comtek plc
                                                 on Corporate Governance Matters

In addition to our audit of the financial statements we have reviewed the directors' statements on pages 30 and 31 concerning the company's compliance with the paragraphs of the Cadbury Code of Best Practice specified for our review by the London Stock Exchange and their adoption of the going concern basis in preparing the financial statements. The objective of our review is to draw attention to any non-compliance with Listing Rules 12.43(j) and 12.43(v).

Basis of opinion

We carried out our review in accordance with guidance issued by the Auditing Practices Board and assessed whether the directors' statements on going concern and internal financial control are consistent with the information of which we are aware from our audit. That guidance does not require us to perform the additional work necessary to, and we do not, express any opinion on the effectiveness of either the company's system of internal financial control or its corporate governance procedures nor on the ability of the company to continue in operational existence.

Opinion

With respect to the directors' statements on internal financial control on page 30 and going concern on page 31, in our opinion the directors have provided the disclosures required by the Listing Rules referred to above and such statements are consistent with the information of which we are aware from our audit work on the financial statements.

Based on enquiry of certain directors and officers of the company, and examination of relevant documents, in our opinion the directors' statements on pages 30 and 31 appropriately reflect the company's compliance with the other paragraphs of the Code specified for our review by Listing Rule 12.43(j).

Ernst & Young
Chartered Accountants
Leeds

4 August 1997